AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
                                ON JULY 14, 1997

                                                       REGISTRATION NO. 333-

================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------


                        STEWARDSHIP FINANCIAL CORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                                   NEW JERSEY
         ---------------------------------------------------------------
         (State or other jurisdiction of incorporation or organization)


                                   22-3351447
                       -----------------------------------
                      (I.R.S. Employer Identification No.)


 630 GODWIN AVENUE, MIDLAND PARK, NEW JERSEY                 07432
--------------------------------------------               ----------
  (Address of principal executive offices)                 (Zip code)


                        STEWARDSHIP FINANCIAL CORPORATION
                               DIRECTOR STOCK PLAN
                        ---------------------------------
                            (Full title of the plan)


                              PAUL VAN OSTENBRIDGE
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                630 GODWIN AVENUE
                             MIDLAND PARK, NJ 07432
                     ---------------------------------------
                     (Name and address of agent for service)


                                 (201) 444-7100
           -------------------------------------------------------------
          (Telephone number, including area code, of agent for service)


                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
                                 Proposed     Proposed
                                 maximum       maximum
     Title           Amount      offering     aggregate          Amount of
  of securities      to be       price per     offering        registration
to be registered   registered    share(2)       price               fee
----------------   ----------    ---------   ----------        ------------
  Common Stock,    60,000 (1)    $23.93      $1,435,800           $436.00
  par value
--------------------------------------------------------------------------------

     (1) This Registration Statement also relates to such indeterminate number of additional shares of Common Stock of the Registrant as may be issuable as a result of stock splits, stock dividends or similar transactions, as described in such Plans.

     (2) Estimated solely for the purpose of calculating the registration fee and based upon the book value of the Registrant's stock as of June 30, 1997, in accordance with Rule 457(h)(1).

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents are hereby incorporated by reference in this Registration Statement:

     (a) the Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996;

     (b) the Registrant's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1997; and

     (c) the description of the Registrant's Common Stock, no par value per share, contained in the Registrant's Registration Statement on Form 8-B, as filed with the Securities and Exchange Commission on December 10, 1996.

     In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the respective dates of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein modified or superseded such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

     Not Applicable

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article VII of the Registrant's Certificate of Incorporation requires the Registrant to indemnify its officers, directors, employees and agents and former officers, directors, employees and agents, and any other persons serving at the request of the Registrant as an officer, director, employee or agent of another corporation, association, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees, judgments, fines and amounts paid in settlement) incurred in connection with any pending or threatened action, suit, or proceeding, whether civil, criminal, administrative or investigative, with respect to which such officer, director, employee, agent or other person is a party, or is threatened to be made a party, to the full extent permitted by the New Jersey Business Corporation Act (the "Act").

     The Registrant's Certificate of Incorporation also provides that the Registrant may purchase and maintain insurance on behalf of any person or persons enumerated in Article VII thereof against any liability asserted against or incurred by such person or persons arising out of their status as corporate directors, officers, employees, or agents whether or not the Registrant would have the power to indemnify them against such liability under the provisions of this article.

     Section 14A:3-5 of the Act gives a corporation the power, without a specific authorization in its certificate of incorporation or by-laws, to indemnify a director, officer, employee or agent (a "corporate agent") against expenses and liabilities incurred in connection with certain proceedings, involving the corporate agent by reason of his being or having been such a corporate agent, provided that with regard to a proceeding other than one by or in the right of the corporation, the corporate agent must have acted in good faith and in the manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, such corporate agent had no reasonable cause to believe his conduct was unlawful. In such proceeding, termination of a proceeding by judgment, order, settlement, conviction or upon plea of nolo contendere or its equivalent does not of itself create a presumption that any such corporate agent failed to meet the above applicable standards of conduct. The indemnification provided by the Act does not exclude any rights to which a corporate agent may be entitled under a certificate of incorporation, by-law, agreement, vote of shareholders or otherwise. No indemnification, other than that required when a corporate agent is successful on the merits or otherwise in any of the above proceedings shall be allowed if such indemnification would be inconsistent with a provision of the certificate of incorporation, a by-law or a resolution of the board of directors or of the shareholders, an agreement or other proper corporate action in effect at the time of the accrual of the alleged cause of action which prohibits, limits or otherwise conditions the exercise of indemnification powers by the corporation or the rights of indemnification to which a corporate agent may be entitled.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8. EXHIBITS.

     The following exhibits are filed with this Registration Statement:

     Exhibit Number                 Description of Exhibit
     --------------                 ----------------------

         4(a)                       Stewardship Financial Corporation Director
                                    Stock Plan

         5(a)                       Opinion of McCarter & English

         23(a) Consent of McCarter & English (included in the opinion filed as Exhibit 5(a) hereto)

         23(b)                      Consent of KPMG Peat Marwick LLP



ITEM 9. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement and to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however,

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Midland Park, New Jersey, on July 11, 1997.

                                   By: /s/ Paul Van Ostenbridge
                                       -------------------------
                                       Paul Van Ostenbridge,
                                       President and Chief Executive Officer
                                       (Principal Executive Officer)

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


   Name                                              Title                          Date
   ----                                              -----                          ----
/s/ PAUL VAN OSTENBRIDGE                    President, Chief                    July 11, 1997
-------------------------                   Executive Officer and
Paul Van Ostenbridge                        Director

/s/ WILLIAM M. ALMROTH                       Director                           July 11, 1997
-------------------------
William M. Almroth

/s/ HERMAN DEWAAL MALEFYT                    Director                           July 11, 1997
-------------------------
Herman dewaal Malefyt

/s/ HAROLD DYER                              Director                           July 11, 1997
-------------------------
Harold Dyer

/s/ EDWARD FYLSTRA                           Director                           July 11, 1997
-------------------------
Edward Fylstra

/s/ WILLIAM C. HANSE                         Director                           July 11, 1997
-------------------------
William C. Hanse



   Name                                              Title                          Date
   ----                                              -----                          ----
/s/ MARGO LANE                              Director                            July 11, 1997
-------------------------
Margo Lane

/s/ ARIE LEEGWATER                          Director and                        July 11, 1997
-------------------------                   Chairman of the Board
Arie Leegwater

/s/ JOHN L. STEEN                           Director                            July 11, 1997
-------------------------
John L. Steen

/s/ ROBERT J. TURNER                        Director                            July 11, 1997
-------------------------
Robert J. Turner

/s/ WILLIAM J. VANDER EEMS                  Director                            July 11, 1997
-------------------------
William J. Vander Eems


               EXHIBIT INDEX TO REGISTRATION STATEMENT ON FORM S-8

                                       OF

                        STEWARDSHIP FINANCIAL CORPORATION


Exhibit No.                Name of Document                              Page
-----------                ----------------                              ----
    4                 Stewardship Financial Corporation Director
                      Stock Option Plan

    5(a)              Opinion of McCarter & English

   23(a)              Consent of McCarter & English (included
                      in the opinion filed as Exhibit 5(a) hereto)

   23(b)              Consent of KPMG Peat Marwick LLP